Exhibit 10.2

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”), effective as of August 30, 2017, amends certain provisions of that certain Employment Agreement (the “Agreement”), dated as of May 15, 2017, between Regional Management Corp., a Delaware corporation (the “Corporation”), and John D. Schachtel (“Executive”). Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

STATEMENT OF PURPOSE:

WHEREAS, the Corporation and Executive (collectively, the “Parties”) are parties to the Agreement and desire to amend the Agreement pursuant to Section 4.2(a) thereof in accordance with the terms set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and of the mutual commitments below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Amendment to Section 2.5. Section 2.5 (“Benefits”) of the Agreement is hereby amended by adding new Section 2.5(f) (“Disability Insurance Premiums”) to Section 2.5:

“(f) Disability Insurance Premiums. The Corporation may, at its option, provide Executive with the opportunity to elect to include the amount of any disability insurance premiums paid by the Corporation pursuant to any disability insurance, plan, or policy provided by the Corporation to or for the benefit of Executive as taxable income to Executive. If Executive so elects, the Corporation shall pay to Executive an additional amount necessary to put Executive in substantially the same after-tax position that he would have been in had he not elected to include such disability insurance premiums in income (taking into account all federal, state, and local income and employment taxes due as a result of the inclusion of such disability insurance premiums in income). Payment of the additional amount, if any, shall be made to Executive in the same pay periods in which the disability insurance premiums are included in income.”

2. Miscellaneous. Other than as set forth herein, the terms and conditions of the Agreement shall remain in full force and effect. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this First Amendment to Employment Agreement effective as of the date and year first above written.

EXECUTIVE	REGIONAL MANAGEMENT CORP.

/s/ John D. Schachtel	/s/ Peter R. Knitzer
John D. Schachtel	Peter R. Knitzer
President and Chief Executive Officer

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